EXHIBIT 99.1

NGAS Resources, Inc.	NEWS RELEASE
120 Prosperous Place, Suite 201, Lexington, KY 40509

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Michael P. Windisch
Phone: (859) 263-3948
Fax: (859) 263-4228
E-mail: ngas@ngas.com
NGAS Resources Issues $37 Million of Convertible Notes
NGAS Resources, Inc. (Nasdaq: NGAS) today announced the closing of a $37 million institutional private placement of its 6% convertible notes due December 15, 2010. The notes are convertible into the Company’s common stock at a conversion price of $14.34 per share.
“The funds from this private placement will support various initiatives for continuing our growth in natural gas reserves and production,” stated William S. Daugherty, President and CEO. “A significant part of the proceeds will be used for our expanded 2006 leasing and drilling activities. A portion will also be reserved for acquisitions and other opportunities to strengthen our strategic position.”
Under the purchase agreement for the notes, the investors also received warrants to purchase up 945,809 common shares at an exercise price of $13.04 per share. The purchase agreement provides for the Company to register the shares issuable upon conversion of the notes and exercise of the warrants for resale on behalf the investors. The warrants will be exercisable for 240 days, subject to extension for any registration delays.
First Albany Capital served as the placement agent for the transaction.
NGAS Resources is an independent energy company focused on natural gas development drilling and reserve growth, with its main operations in the Appalachian Basin. Additional information about the company, including a current report on Form 8-K for today’s convertible note financing, can be accessed on its website at www.ngas.com.

This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.